Exhibit 10.26

SEERGATE LTD.

2014 ANNUAL REPORT

SEERGATE LTD.

2014 ANNUAL REPORT

TABLE OF CONTENTS

Page

INDEPENDENT AUDITOR'S REPORT	2
CONSOLIDATED FINANCIAL STATEMENTS - IN U.S. DOLLARS ($):
Balance sheets	3
Statements of operations and comprehensive loss	4
Statements of changes in capital deficiency	5
Statements of cash flows	6
Notes to consolidated financial statements	7-18

INDEPENDENT AUDITOR'S REPORT

To the board of directors of

SEERGATE LTD.

We have audited the accompanying consolidated financial statements of Seergate Ltd. (hereafter- the Company) and its subsidiary, which comprise the consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of operations and comprehensive loss, changes in capital deficiency and cash flows for the years then ended.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Seergate Ltd. and its subsidiary at December 31, 2014 and 2013, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matters

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has had recurring losses, negative cash flows from operating activities and has significant future commitments that raise substantial doubt about its ability to continue as a going concern.

Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Subsequent to the balance sheet date, the Company was acquired by MyECheck, Inc. (see Note 1e).

As discussed in Note 2l to the consolidated financial statements, the Company has restated its 2013 financial statements to correct errors. Our opinion is not modified with respect to this matter.

Tel-Aviv, Israel	/S/Kesselman & Kesselman
August 12, 2015	Certified Public Accountants (lsr.)
A member firm of PricewaterhouseCoopers International Limited

Kesselman & Kesselman, Trade Tower, 25 Hamered Street, Tel-Aviv 6812508, Israel,

P.O Box 50005 Tel-Aviv 6150001 Telephone: +972 -3- 7954555, Fax:+972 -3- 7954556, www.pwc.com/il

SEERGATE LTD.

CONSOLIDATED BALANCE SHEETS

	December 31
	2014	2013
	U.S. dollars
		Restated
Assets
CURRENT ASSETS:
Cash and cash equivalents	-	90,720
Current assets (note 3.a)	4,525	7,248
TOTAL CURRENT ASSETS	4,525	97,968
PROPERTY AND EQUIPMENT, net (note 4)	4,781	22,195
TOTAL ASSETS	9,306	120,163

Liabilities and capital deficiency
CURRENT LIABILITIES:
Bank Overdraft	21,717	-
Accounts payable and accruals (note 3.b)	141,611	84,424
Related party loan	1,268	3,482
TOTAL CURRENT LIABILITIES	164,596	87,906
CONVERTIBLE LOANS (note 6)	687,445	311,850
COMMITMENTS (note 8)
TOTAL LIABILITIES	852,041	399,756
CAPITAL DEFICIENCY (note 9):
Ordinary shares, no par value: 446,100,000 shares authorized at December 31, 2014 and 2013; 1,050,000 shares issued and outstanding at December 31, 2014 and 2013;
Series B1 preferred shares, no par value: 650,000 shares authorized, issued and outstanding at December 31, 2014 and 2013;
Series B2 preferred shares, no par value: 450,000 shares authorized, issued and outstanding at December 31, 2014 and 2013;
Series B3 preferred shares, no par value: 940,249 shares authorized, issued and outstanding at December 31, 2014 and 2013;
Series B4 preferred shares, no par value: 550,000 shares authorized at December 31, 2014 and 2013; 516,966 shares issued and outstanding at December 31, 2014 and 2013;
Series B5 preferred shares, no par value: 1,350,000 shares authorized at December 31, 2014 and 2013; 318,078 shares issued and outstanding at December 31, 2014 and 2013;
Series B6 preferred shares, no par value: 407,082 shares authorized, issued and outstanding at December 31, 2014 and 2013
Series B7 preferred shares, no par value: 173,906 shares authorized, issued and outstanding at December 31, 2014 and 2013;
Additional paid in capital	4,820,259	4,819,906
Accumulated deficit	(5,662,994)	(5,099,499)
TOTAL CAPITAL DEFICIENCY	(842,735)	(279,593)
TOTAL LIABILITIES AND CAPITAL DEFICIENCY	9,306	120,163

/s/ Edward R. Starrs	/s/ Bruce M. Smith
Chief Executive	Chief Financial
Officer and Director	Officer

The accompanying notes are an integral part of the consolidated financial statements.

3

SEERGATE LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Year ended December 31
	2014	2013
	U.S. dollars
		Restated
OPERATING COSTS AND EXPENSES:
Research and development, net	199,765	218,377
Marketing, general and administrative	305,892	286,344
Loss from disposal of assets	13,289	-
OPERATING LOSS	518,946	504,721
FINANCIAL EXPENSES	44,549	48,165
LOSS AND COMPREHENSIVE LOSS FOR THE YEAR	563,495	552,886

The accompanying notes are an integral part of the consolidated financial statements.

4

SEERGATE LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN CAPITAL DEFICIENCY

	Share capital
	Ordinary shares	Preferred shares	Additional paid-in	Accumulated	Total capital
	Number of shares		capital *	deficit	deficiency
			U.S. dollars
BALANCE AT JANUARY 1, 2013**	1,050,000	2,875,293	3,653,528	(4,546,613)	(893,085)
CHANGES DURING 2013**:
Conversion of convertible loan into Series B6 Preferred shares		407,082	483,611		483,611
Conversion of convertible loan into Series B7 Preferred shares		173,906	376,906		376,906
Investment by shareholders			306,775		306,775
Share-based compensation			(914)		(914)
Comprehensive Loss				(552,886)	(552,886)
BALANCE AT DECEMBER 31, 2013**	1,050,000	3,456,281	4,819,906	(5,099,499)	(279,593)
CHANGES DURING 2014:
Share-based compensation			353		353
Comprehensive Loss				(563,495)	(563,495)
BALANCE AT DECEMBER 31, 2014	1,050,000	3,456,281	4,820,259	(5,662,994)	(842,735)

* Net of share issuance expenses.

** Restated

The accompanying notes are an integral part of the consolidated financial statements.

5

SEERGATE LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31
	2014	2013
	U.S dollars
CASH FLOWS FROM OPERATING ACTIVITIES:
Loss for the year	(563,495)	(552,886)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	7,148	8,219
Financial expenses	43,889	39,984
Share-based compensation	353	(914)
Loss from disposal of assets	13,289	-
Changes in asset and liability items:
Decrease (increase) in current assets	2,723	(2,003)
Increase (decrease) in accounts payable and accruals	57,187	(529)
Net cash used in operating activities	(438,906)	(508,129)
CASH FLOWS FROM INVESTING ACTIVITIES -
purchase of fixed assets	(3,023)	(7,418)
Net cash used in investing activities	(3,023)	(7,418)
CASH FLOWS FROM FINANCING ACTIVITIES:
Bank overdraft	21,717	-
Repayment of related party loan	(2,214)	(7,064)
Investment by shareholders	-	306,775
Convertible loan received	331,706	300,000
Net cash provided by financing activities	351,209	599,711
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(90,720)	84,164
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	90,720	6,556
CASH AND CASH EQUIVALENTS AT END OF YEAR	-	90,720

SUPPLEMENTARY INFORMATION ON ACTIVITIES NOT INVOLVING CASH FLOWS –
conversion of convertible loan into Preferred shares	-	860,517

The accompanying notes are an integral part of the consolidated financial statements.

6

SEERGATE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - GENERAL:

a.	Seergate Ltd. (the “Company”) was incorporated as an Israeli corporation on May 30, 2007, and commenced operations on that date. Seergate Inc. (the “Subsidiary”) was incorporated as a Delaware corporation in the United States on July 6, 2009, as a wholly owned subsidiary of the Company.

b.	The Company develops a transactional e-mailing system that enables real-time authorization and settlement of electronic transactions through a global secure proprietary network.

c.	Since its inception, the Company has devoted substantially most of its efforts to business planning, research and development, recruiting management and technical staff, and raising capital. In 2014, the FASB issued the final standard on development stage entities, which eliminates the concept of a development stage entity from U.S. GAAP. Entities that are in their development stage would no longer be required to present and disclose incremental information, such as inception-to-date information. The Company adopted the new standard for these financial statements.

d.	The continuance of the Company’s operations as a going concern is subject to continued finance from its shareholders’ or external investors. The Company has incurred losses since inception and has limited cash resources. These factors raise substantial doubt about its ability to continue as a going concern. Management intends to continue to develop the existing technology in order to derive revenues and achieve profitability. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

e.	In May 2015 all shares of the Company were sold to MyECheck, Inc. for a total stock value of $3 million.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies applied are as follows:

a.	Principles of consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All inter-company transactions have been eliminated in consolidation.

b.	Functional currency

The currency of the primary economic environment in which the operations of the Company and subsidiary are conducted is the U.S. dollar (“dollar”; “$”). The Company’s financing is mostly in dollars and revenue is expected to be in dollars. Thus, the functional currency of the Company and subsidiary is the dollar.

Transactions and balances originally denominated in dollars are presented at their original amounts. Balances in non-dollar currencies are translated into dollars using historical and current exchange rates for non-monetary and monetary balances, respectively. For non-dollar transactions and other items (stated below) reflected in the statements of operations, the following exchange rates are used: (i) for transactions - exchange rates at transaction dates or average rates; and (ii) for other items (derived from non-monetary balance sheet items such as depreciation and amortization, etc.) - historical exchange rates. Currency transaction gains or losses are recorded to financial income or expenses, as appropriate.

7

 SEERGATE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (continued):

c.	Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimated cash equivalents.

The Company considers all highly liquid investments, which include short-term bank deposits (up to three months from date of deposit) that are not restricted as to withdrawal or use to be cash equivalents.

d.	Research and development

ASC 985 requires capitalization of certain software development costs subsequent to the establishment of technological feasibility.

Based on the Company’s product development process, technological feasibility is established upon completion of a working model. The Company does not incur material costs between the completion of the working model and the point at which the products are ready for general release. Therefore, research and development costs are charged to the statement of operations and comprehensive loss as incurred.

e.	Property and equipment

Property and equipment are stated at cost. Depreciation is computed by the straight-line method over the estimated useful life of the assets.

Annual rates of depreciation are as follows:

%
Computers and software	33
Office furniture and equipment	7-15

Leasehold improvements are amortized by the straight line method over the term of the lease, which is shorter than the estimated useful life of the improvements.

f.	Fair value of financial instruments

The carrying amount of some of the Company's financial instruments, including cash equivalents, current assets, accounts payable and accrued liabilities approximate their fair value, due to their short maturities.

g.	Income taxes

Deferred income taxes are determined by the asset and liability method based on the estimated future tax effects of differences between the financial accounting and the tax bases of assets and liabilities under the applicable tax law. Deferred tax balances are computed using the tax rates expected to be in effect at the time when these differences reverse. Valuation allowances in respect of the deferred tax assets are provided when it is more likely than not that all or a portion of the deferred income tax assets will not be realized.

The Company applies ASC 740-10 which prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns.

8

SEERGATE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (continued):

h.	Comprehensive income

The Company applies ASC 220 which establishes standards for reporting and presentation of comprehensive income. There was no difference between the Company’s net loss and its total comprehensive loss for the period ending December 31, 2014, and the Company does not have accumulated other comprehensive income or loss as of December 31, 2014.

i.	Stock-based compensation

The Company applies ASC 718 which requires awards classified as equity awards be accounted for using the grant-date fair value method. The fair value of share-based payment transactions is recognized as expense over the requisite service period. The Company elected to recognize compensation cost for an award with only service conditions that has a graded vesting schedule using the accelerated multiple option approach.

j.	Fair value measurement

Fair value is based on the price that would be received from the sale of an asset or that would be paid to transfer a liability in an orderly transaction between market participants at the measurement date. In order to increase consistency and comparability in fair value measurements, the guidance establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three broad levels, which are described as follows:

Level 1:   Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2:   Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

Level 3:   Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible and considers counterparty credit risk in its assessment of fair value.

k.	Newly issued and recently adopted accounting pronouncements

In August 2014, FASB issued ASU 2014-15—Presentation of Financial Statements—Going Concern (ASC Subtopic 205-40): “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”. The update requires management to assess a company’s ability to continue as a going concern and to provide related footnote disclosures in certain circumstances. All entities are required to apply the new requirements in annual periods ending after December 15, 2016, and interim periods thereafter. Early application is permitted. The Company is required to adopt these provisions for the annual period ending December 31, 2016. The Company is currently evaluating the impact of FASB ASU 2014-15 but does not expect the adoption thereof to have a material effect on its financial statements.

9

SEERGATE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (continued):

l.	Restatement of financial statements

The Company has restated its 2013 financial statements to correct the following errors:

1)	The Company has not accounted previously for the automatic conversion feature embedded in its convertible loans as an embedded derivative that requires bifurcation and a fair value measurement in each balance sheet date.

2)	A correction to the Black and Scholes assumptions that impact the resultant share-based compensation expenses.

3)	Reclassification of certain debt instruments previously presented as long-term liabilities into shareholders' equity based on the nature of the instrument being an equity instrument although its legal form is a debt instrument.

Following is the effect of the restatement on the Company’s financial statements as of December 31, 2013 and for the year then ended:

Consolidated statements of operations for the year ended December 31, 2013:

	As previously reported	Adjustment	Restated
	U.S dollars
Research and development, net	244,869	(26,492)	218,377
Marketing, general and administrative	296,755	(10,411)	286,344
Operating loss	541,624	(36,903)	504,721
Financial expenses	161,465	(113,300)	48,165
Loss for the year	703,089	(150,203)	552,886

Consolidated balance sheets and capital deficiency as of December 31, 2013:

	As previously reported	Adjustment	Restated
	U.S dollars
Convertible loans	301,463	10,387	311,850
Long term loan	317,565	(317,565)	-
Accumulated deficit	(5,159,589)	60,090	(5,099,499)
Additional paid in capital	4,572,818	247,088	4,819,906

	As previously reported	Adjustment	Restated
	U.S dollars
Additional paid in capital at January 1, 2013	3,447,049	206,479	3,653,528
Accumulated deficit at January 1, 2013	(4,456,500)	(90,113)	(4,546,613)
Capital deficiency at January 1, 2013	(1,009,451)	116,366	(893,085)
Additional paid in capital at December 31, 2013	4,572,818	247,088	4,819,906
Accumulated deficit at December 31, 2013	(5,159,589)	60,090	(5,099,499)
Capital deficiency at December 31, 2013	(586,771)	307,178	(279,593)

The restatement had no effect on the Company's cash flows.

10

SEERGATE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 3 - SUPPLEMENTARY CONSOLIDATED BALANCE SHEET INFORMATION:

a.	Current assets:

	December 31
	2014	2013
	U.S. dollars

VAT institutions	3,871	6,594
Short term prepaid expenses	654	654
	4,525	7,248

b.	Accounts payable and accruals:

Provisions for vacation	45,888	41,950
Payroll and related expenses	13,806	15,984
Employee related institutions	19,419	19,797
Accrued expenses	59,000	3,000
Trade	3,498	3,693
	141,611	84,424

NOTE 4 - PROPERTY AND EQUIPMENT, net:

	December 31
	2014	2013
	U.S. dollars
Cost:
Computers and software	32,035	53,896
Office furniture and equipment	*-	14,560
Leasehold improvements	-	2,507
	32,035	70,963
Less - Accumulated depreciation	27,254	48,768
	4,781	22,195

* During 2014 the Company moved to a new office which includes office furniture.

Depreciation expense totaled $7,148 and $8,219 for the years ended December 31, 2014 and 2013, respectively.

11

SEERGATE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 5 - LIABILITY FOR SEVERANCE PAY

Israeli labor law generally requires payment of severance pay upon dismissal of an employee or upon termination of employment in certain other circumstances. The Company's pension and severance pay liability to certain employees is covered mainly by purchase of insurance policies. Pursuant to section 14 of the Severance Compensation Act, 1963 ("section 14"), all of the Company's employees are entitled to monthly deposits, at a rate of 8.33% of their monthly salary, made in their name with insurance companies. Payments in accordance with section 14 relieve the Company from any future severance payments in respect of those employees and as such the Company may only utilize the insurance policies for the purpose of disbursement of severance pay.

NOTE 6 - convertible LOANs:

a.	On October 30, 2011 the Company signed a convertible loan agreement with certain lenders in the amount of approximately $594 thousand, which bears annual interest of 7%.

In the event of a next financing round (“NFR”) of at least $1 million within 9 months period from the agreement date, in a preferred share class of the Company, the loan amount would automatically be converted into the same class of shares issued in the NFR, at a price per share reflecting a 25% discount from the price per share of the NFR.

In the event that such NFR is less than $1 million ("Non-Qualified NFR"), the lenders have the option to convert the loan into the same class of shares issued in the Non-Qualified NFR, at a price per share reflecting a 25% discount from the price per share in the Non-Qualified NFR.

In the event no NFR nor Non-Qualified NFR occurred within 9 months after the date hereof, the loan shall be automatically converted into Preferred B6 Shares of the Company, at a conversion price that reflect a discount of 30% from the price per share paid for the Preferred B5 Shares.

The Loan shall only be repaid upon a consummation of an M&A transaction, as such term is defined in the Company’s articles of association and in accordance with the Liquidation Preferences mentioned in note 7.

Total interest expense in respect with the loan during 2013 amounted approximately $30 thousand, and recorded as financial expenses.

In September 2013, the convertible loan was converted into 407,082 shares of Series B6 Preferred Shares based on the 30% discount rate.

b.	On July 3, 2012 the Company signed a credit line agreement with certain lenders for an amount of up to $500 thousand, which shall bear monthly interest of 5%. As of December 31, 2012 the Company received an amount of approximately $232 thousand of the credit line.

In the event of a next financing round (“NFR”) of at least $1 million within 9 months period from the agreement date, in a preferred share class of the Company, the outstanding credit line shall be automatically converted into the same class of shares issued in the NFR, at a price per share reflecting a 20% discount from the price per share of the NFR.

In the event that such NFR has occurred in an amount less than $1 million ("Non-Qualified NFR"), the lenders have the option to convert the outstanding credit line into the same class of shares issued in the Non-Qualified NFR, at a price per share, reflecting a 20% discount from the price per share of the Non-Qualified NFR.

12

SEERGATE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 6 - convertible LOANS (continued):

In the event no NFR nor Non-Qualified NFR occurred within 9 months after the date hereof, the outstanding credit line shall be automatically converted into Preferred B7 Shares of the Company, at a conversion price that reflect a discount of 20% from the price per share paid for the Preferred B5 Shares.

The Loan shall only be repaid upon a consummation of an M&A transaction, as such term is defined in the Company’s articles of association and in accordance with the Liquidation Preferences mentioned in note 7.

Total interest expense in respect with the credit line during 2013 amounted $111 thousand and was recorded as financial expenses.

In September 2013, the credit line was converted into 173,906 shares of Series B7 Preferred Share.

c.	On October 3, 2013 the Company signed a convertible loan agreement with certain existing investors under which the Company shall receive an amount of up to $600 thousand. According to the agreement, the convertible loan shall bear annual interest of 2%. The Company received an amount of approximately $300 thousand.

In the event of a next financing round ("NFR"), the lenders have the option to convert the outstanding loan into the same class of shares issued in the NFR, at a price per share equal to the lesser of a) a price per share reflecting a 20% discount from the price per share in the NFR, or b) $1.76 per share.

During a period of 24 months after the date hereof, the lenders have the option to convert the outstanding loan into Preferred B8 Shares of the Company, at a conversion price of a)$ 2.20 per share, if converted during the first 12 months period after the date hereof, or b) $ 1.76 per share, if converted during the consecutive 12 months period.

The Loan shall only be repaid upon a consummation of an M&A transaction, as such term is defined in the Company’s articles of association and in accordance with the Liquidation Preferences mentioned in note 7.

Total interest expenses in respect of the loan during 2014 and 2013 are amounted approximately $6 thousand and $1 thousand, respectively, and was recorded as financial expenses.

d.	On 17 April 2014, the Company signed a convertible loan agreement with certain existing investors under which the Company shall receive an amount of up to $230 thousand (with option to increase the convertible loan amount during a period of 30 days). According to the agreement, the loan shall bear annual interest of 4%.

In the event of a next financing round (“NFR”) of at least $1 million, the lenders have the option to convert the outstanding loan into the same class of shares issued in the NFR, at a price per share reflecting a 20% discount from the price per share in the NFR.

Any outstanding Loan Amount that was not converted during the NFR, shall bear interest at a rate of 6% (in lieu of the 4% interest rate) calculated from the NFR.

13

SEERGATE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 6 - convertible LOANS (continued):

The Loan shall only be repaid upon a consummation of an M&A transaction, as such term is defined in the Company’s articles of association and in accordance with the Liquidation Preferences mentioned in note 7 and except if both parties agree to a prepayment.

Total interest expense in respect of the loan during 2014 are amounted approximately $7 thousand, and was recorded as financial expenses.

e.	On 26 November 2014, the Company signed a convertible loan agreement with certain existing investors under which the Company shall receive an amount of $100 thousand. According to the agreement, the loan shall bear annual interest of 7%.

In the event of a next financing round (“NFR”) in a preferred share class of the Company, the lenders have the option to convert the outstanding loan into the same class of shares issued in the NFR, at a price per share reflecting a 15% discount from the price per share in the NFR.

In the event no NFR has occurred within 12 months after the date hereof, the lenders have the option to convert the outstanding loan into Preferred B8 Shares of the Company, at a conversion price per share of $0.60 per share.

The Loan shall only be repaid upon a consummation of an M&A transaction, as such term is defined in the Company’s articles of association and in accordance with the Liquidation Preferences mentioned in note 7.

Total interest expense in respect with the loan during 2014 are amounted approximately $1 thousand, and was recorded as financial expenses.

Accounting treatment of the loans

The automatic and/or optional conversion feature in the loans has been bifurcated and accounted for as an embedded derivative, measured initially and subsequently at fair value with changes in fair value recorded as finance expenses. Upon an automatic or optional conversion, the conversion feature provides the loans holders the right to receive a variable number of the most senior class of shares at a value which is based on a fixed monetary amount (i.e. based on the discount mechanism). Such feature continuously resets as the underlying share price increases or decreases to provide a fixed monetary amount on the conversion date and is akin to contingent prepayment feature that is settleable in variable equity instruments. As the settleable amount that would be transferred is significantly higher than the principal amount, such feature has been bifurcated from the loan and accounted for as an embedded derivative. The bifurcated embedded derivative was presented in the Company's balance sheet on a combined basis with the related host contract. The loans were measured at amortized costs using the effective interest rate method.

14

SEERGATE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 7 - FAIR VALUE MEASURMENTS

The Company’s liabilities that are measured at fair value as of December 31, 2014 and 2013 are classified in the tables below in one of the three categories described in Note 2j above:

	December 31
	2014	2013
	Level 3
Embedded derivatives*	316,811	288,156

* The embedded derivatives were presented in the Company's balance sheets on a combined basis with the related host contract (the convertible loans).

The fair value of each of the embedded derivatives described in Note 6 was estimated using a probability- weighted analysis of the value of the conversion component under the possible scenarios for each convertible loan.

The table below sets forth a summary of the changes in the fair value of the Company’s financial liabilities classified as Level 3 (the derivative embedded in the convertible loans):

	2014	2013
	Embedded derivatives
Balance at beginning of year	288,156	19,490
Derivatives embedded in loans received during the year	138,889	288,433
Conversion of convertible loans	-	-
Changes in fair value during the period	(110,234)	(19,767)
Balance at end of year	316,811	288,156

NOTE 8 - COMMITMENTS:

a.	On December 26, 2012, the Company entered into a lease for the premises it used as new office space for a period of 12 months ending December 31, 2013. The monthly lease payment was approximately New Israeli Shekel (NIS) 10 Thousands ($3 thousand). During 2014, the agreement ended and the Company does not pay any lease payments for the new premises.

In March 2015, the Company entered into a new lease for the premises it uses as new office space. The monthly lease payment was approximately NIS 3.5 thousand ($1 thousand). This agreement includes an option to end the engagement in one month advance announcement without any commitment.

b.	The Company is committed to pay royalties to the Chief Scientist of the Israeli Ministry of Industry, Trade and Employment on the proceeds from sales of systems resulting from research and development project in which the Chief Scientist’s Office participates by way of grant, at royalty rates of 3% to 3.5%, of sales of the products arising from such research program, up to a maximum of 100% plus interest at the LIBOR rate.

During the year 2014, the Company did not have revenues; therefore the Company did not pay any royalties.

In July 2015, the Company received final approval from the Chief Scientist for closing the project. However, in case the Company wishes to transfer its Intellectual Property to any third party it will need to obtain a pre-approval from the Chief Scientist.

15

SEERGATE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 9 - SHAREHOLDERS' EQUITY (CAPITAL DEFICIENCY):

a.	Preferred Shares - Rights attached to shares

The rights, preferences and privileges with respect to the Preferred Shares are as follows:

Conversion

Each Preferred B Share shall be (i) convertible into Ordinary Shares at the option of the holder thereof, at any time after the date on which such Preferred B Share was issued by the Company (the “Original Issue Date”); and (ii) automatically converted into Ordinary Shares simultaneously with the occurrence of the first to occur of (A) an IPO; or (B) the written consent of holders of a majority of the issued and outstanding Preferred B Shares on a one-to-one basis.

Voting

Every Shareholder shall have one vote for each share held.

Liquidation and Dividend Preference

In the event of a Liquidation Event or Deemed Liquidation or distribution of dividends, any assets of the Company available for distribution (the “Liquidation/Dividend Proceeds”) shall be distributed to the Shareholders of the Company only pursuant to the following order of preference as follows:

1)	First, the holders of Preferred B Shares shall receive, prior to and in preference to any other securities of the Company, with respect to each Preferred B Share held by them, an amount equal to the Original Issue Price applicable to their specific Preferred B Shares plus any declared but unpaid dividends less any amount of Liquidation/Dividend Proceeds previously paid in preference on such share according to the Agreement (the "B Preference Amount").

In the event that the Liquidation/Dividend Proceeds shall be insufficient for the distribution of the B Preference Amount in full to all of the holders of Preferred B Shares, the Liquidation/Dividend Proceeds shall be distributed among the holders of Preferred B Shares in proportion to the portion of the B Preference Amount such holders would have received had the Liquidation/Dividend Proceeds been sufficient for the distribution of the B Preference Amount in full.

2)	After the distribution of the B Preference Amount holders of the Ordinary Shares and holders of Preferred B Shares will receive, on a pro rata basis, any remaining proceeds (with all Preferred B Shares treated on an as-converted basis).

3)	Notwithstanding the above, in the event that a pro-rata distribution (without taking into account the preference) would entitle the holders of a class of Preferred B Shares to an amount that is equal to or exceeds 2 times its respective portion of the B Preference Amount, then the preference above shall not apply to such class of Preferred B Shares and if the pro-rata distribution (without taking into account the preference under the

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SEERGATE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 9 - SHAREHOLDERS' EQUITY (CAPITAL DEFICIENCY) (continued):

Agreement) would entitle the holders of all classes of Preferred B Shares to an amount that is equal to or exceeds their respective portion of the B Preference Amount, then all proceeds shall be distributed on a pro-rata basis, without preference; provided however that in the event a distribution is made under the Agreement, each such class of Preferred B Shares that is not receiving its portion of the B Preference Amount shall receive at least an amount equal to 2 times its Original Issue Price plus any declared but unpaid dividends less any amount of Liquidation/Dividend Proceeds previously paid in preference on such share according to the Agreement.

b.	Investment by shareholders

In February 2013, the Company signed an agreement with certain existing investors under which the Company shall receive an amount of up to $350 thousand. According to the agreement, the funds shall bear dividends of of 4% per year. As of December 31, 2014, the Company received an amount of approximately $306 thousand.

The funds shall only be repaid upon a consummation of an M&A transaction, as such term is defined in the Company’s articles of association and in accordance with the Liquidation Preferences mentioned above.

c.	Option plan

In November 2007, the Company’s Board of Directors approved a share option plan (the “Plan”). Options granted under the Plan, with respect to persons subject to US tax laws may be incentive stock options or non-statutory stock options. Stock rights may also be granted under the Plan. The option shall not exceed 7 years from the date of grant. Each option can be exercised to purchase one Ordinary Share of no par value of the Company. The options shall vest over 3 years and become exercisable in accordance with the terms and conditions stipulated in the applicable option agreement.

The Company’s Board of Directors also approved the Plan for the purpose of Section 102 of the Israeli Tax ordinance. The Company’s Board of Directors selected the capital gains tax track for options granted to the Company's employees.

A summary status of the option plans as of December 31, 2014 and 2013 and changes during the years ended on those dates is presented below (the number of options represents Ordinary Shares exercisable in respect thereof).

Number of options
Outstanding at January 1, 2013 at an exercise price of $0.7	296,000
Changes during the period:
Granted	-
Exercised	-
Forfeited	(75,000)
Outstanding at December 31, 2013	221,000
Changes during the period:
Granted	-
Exercised	-
Forfeited	-
Outstanding at December 31, 2014	221,000

There are no unvested options as of December 31, 2014.

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SEERGATE LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 10 - taxes on income:

a.	The Company is taxed under the Israeli law and the Subsidiary is taxed under the federal law of the U.S. The income of the Company is taxed at a tax rate of 25% in 2013 and 26.5% in 2014.

b.	The Company has final tax assessments through 2010. There are no uncertain tax positions recorded in the Company's financial statements.

c.	As of December 31, 2014, the Company has NOLs of approximately $5 million. Under Israeli tax laws, the NOLs are linked to the Israeli Consumer Price Index and can be utilized indefinitely. A full valuation allowance was created against these NOLs since the realization of any future benefit from these net operating losses cannot be sufficiently assured at December 31, 2014 and 2013.

NOTE 11 - SUBSEQUENT EVENTS:

a.	On February 2, 2015 the investment by shareholders and the convertible loans were converted into 2,711,214 Ordinary Shares.

b.	On February 2, 2015 all of the Preferred B Shares were converted into 3,456,281 Ordinary Shares.

c.	On February 10, 2015 the Company signed a share purchase agreement with certain investors under which the Company issued 3,106,998 Ordinary Shares for a total consideration of $200 thousand.

d.	In May 2015, all shares of the Company were sold to MyECheck, Inc. for a total stock value of $3 million.

e.	The Company evaluated subsequent event through August 12, 2015, which is the date the financial statements were available to be issued.

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